UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2014

FRANKLIN CREDIT MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-54781	75-2243266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code: (201) 604-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 31, 2014, Thomas J. Axon, the Chairman and President of Franklin Credit Management Corporation (“FCRM”) and the Managing Member of Bosco Credit, LLC (“Bosco I”), made, on behalf of Bosco I, a one-time payment of $2 million against unpaid deferred servicing fees (none of the deferred servicing fees have been accrued) due to FCRM pursuant to a servicing agreement dated May 28, 2008, as amended, between FCRM and Bosco I. As a result of this payment, FCRM will make various accrued payments outstanding to its vendors, and anticipates that, for the time being, it has regained compliance with all state minimum regulatory adjusted net worth requirements as of December 31, 2014.

There can be no assurance that administrative action will not be taken against FCRM, which could include denial, revocation or suspension of a license or authority, an order to cease and desist servicing loans in certain states, requirement for the filing or revision of a corrective action plan or entry into a consent order, or assessment of fines, or any combination of the above, because of previous non-compliance, temporary or otherwise, with minimum net worth requirements, in which case FCRM’s business would be adversely affected. Should FCRM continue to experience operating losses, FCRM may again become noncompliant with the requirements to maintain certain licenses in a number of states.

Item 1.01 Modification of a Material Definitive Agreement.

On January 12, 2015, Paul D. Colasono, Chief Operating Officer and Executive Vice President of FCRM, in connection with his employment agreement with FCRM effective as of March 28, 2005, as amended, agreed to a $35 thousand reduction in his base annual salary, effective January 1, 2015. Several other senior officers of FCRM, none of whom have employment agreements, similarly accepted salary reductions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Credit Management Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2015

FRANKLIN CREDIT MANAGEMENT CORPORATION

By:	/s/ Kevin P. Gildea
Name: Kevin P. Gildea Title: EVP, Chief Legal Officer & Secretary